UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 25, 2006

CORPORATE REALTY INCOME FUND I, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of Incorporation)

	475 Fifth Avenue, New York, New York	10017
	(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

     Item 1.02. Termination of a Material Definitive Agreement.

     As reported in Registrant’s Current Report on Form 8-K dated July 12, 2006, Registrant entered into a Purchase and Sale Agreement dated as of July 12, 2006 (the “Kotura Sale Agreement”) with Nancy Corzine, Trustee of the Nancy Corzine Trust Established March 31, 2004 (“Purchaser”) to sell, transfer, grant and assign the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Kotura Building situated in Monterey Park, California. The Kotura Sale Agreement was subject to Purchaser obtaining a commitment for a loan, to be secured by a first mortgage on the Kotura Building, from a lender of Purchaser’s choice, in an amount not to exceed $1,700,000 and otherwise on terms acceptable to Purchaser in its sole discretion (the “Property Loan”). Purchaser had until the expiration of its inspection period to obtain a commitment for the Property Loan subject, if at all, only to the lender’s receipt of an appraisal reasonably acceptable to the lender indicating a fair market value of the Kotura Building of not less than $4,500,000. If Purchaser was unable to obtain a written commitment for the Property Loan on or before expiration of the inspection period or if it obtained a written commitment for the Property Loan on terms or conditions that were unacceptable to Purchaser, all as determined by Purchaser in its sole discretion, Purchaser could advise Registrant in writing of its inability to obtain the Property Loan. On August 25, 2006, Purchaser notified Registrant that its lender had yet to receive an appraisal of the Kotura Building and, accordingly, Purchaser opted to terminate the Kotura Sale Agreement. There was no material relationship between Registrant or its affiliates and Purchaser other than the Kotura Sale Agreement.

     Registrant owns fee title to the Kotura Building and its 90,000 square feet of underlying land, free and clear of any liens and encumbrances. The property was built in 1985 and contains 22,250 net rentable square feet. The property was reconfigured in 2001 for use as office, design and development space for use pursuant to a net lease for the entire premises.

     The building is 100% leased to Kotura, Inc. (“Kotura”), a successor by merger to the tenant, LightCross, Inc. (“LightCross”), pursuant to a lease dated as of November 17, 2000. The initial term of the lease is ten (10) years from September 1, 2001, subject to two five-year renewal options. The lease requires approximate annual net rent of $458,970 until August 31, 2007 ($20.63 per square foot) and increases to $472,254 in the two-year period ending August 31, 2009 ($21.22 per square foot) and $486,070 in the two-year period ending August 31, 2011 ($21.85 per square foot). The lease requires payment of a fair market rental during any renewal periods. This lease is a net lease and, except for certain structural and mechanical conditions, the tenant is responsible for all costs, expenses, and obligations relating to the premises and the use, operation, occupancy, management, maintenance, and repair of the building, including insurance and real estate taxes.

     Upon termination of the Kotura Sale Agreement, Registrant was required to return Purchaser’s downpayment in the amount of $50,000.

     Registrant intends to continue marketing the Kotura Building and the Alamo Towers in San Antonio, Texas for sale. If it is successful in selling either or both of these properties, Registrant will use the net proceeds primarily to fund capital improvements, tenant improvements, and leasing commissions at its New York property and to augment working capital and reduce accounts payable and accrued expenses.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By:/s/ Robert F. Gossett, Jr.
Name: Robert F. Gossett, Jr.
Title: President

Dated: August 31, 2006